UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 22, 2007

OMNOVA Solutions Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-15147	34-1897652
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

175 Ghent Road, Fairlawn, Ohio	44333-3300
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 869-4200

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 22, 2007, OMNOVA Solutions Inc. (the “Company”) entered into a Term Loan Credit Agreement (the “Term Loan Agreement”) with the financial institutions party thereto, as lenders, and Deutsche Bank Trust Company Americas, as administrative agent and collateral agent. The Term Loan Agreement provided the Company with a $150.0 million term loan (the “Term Loan”). The Term Loan matures on May 22, 2014. The Company is required to make quarterly principal repayments in the amount of $375,000 beginning with the fiscal quarter ending August 31, 2007. Interest accrues on principal amounts outstanding under the Term Loan at the Eurodollar Rate plus 2.50%.

Borrowings under the Term Loan Agreement are secured by a first lien on all real property and equipment relating to the Company’s principal domestic manufacturing facilities and all additions and improvements thereto and a second lien on substantially all of the Company’s other domestic assets. The Term Loan Agreement requires, among other things, that the Company maintain certain performance financial covenants, restricts the Company’s ability to incur additional indebtedness and incur liens, and contains various customary provisions, including affirmative and negative covenants, representations and warranties and events of default. Amounts owed under the Term Loan Agreement may be accelerated upon the occurrence of various events of default set forth therein, including, without limitation, the failure to make principal or interest payments when due and breaches of covenants or representations and warranties set forth in the Term Loan Agreement.

Additionally on May 22, 2007, the Company entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with the financial institutions party thereto, as lenders, and JPMorgan Chase Bank, N.A., as agent for the lenders. The Credit Agreement, among other things, extended the term of the Company’s revolving credit facility to May 22, 2012, increased the amount available for borrowing under the revolving credit facility to $80.0 million, reduced borrowing rates, changed certain covenants and secured the borrowings under the Credit Agreement with a second lien on all real property and equipment relating to the Company’s principal domestic manufacturing facilities and all additions and improvements thereto.

On May 22, 2007, the Company borrowed $150.0 million under the Term Loan and approximately $20.0 million under the Credit Agreement. The proceeds were used primarily for the repurchase and redemption of $165.0 million aggregate principal amount outstanding of the Company’s 11 1/4% senior secured notes due 2010 (the “Senior Notes”), including all principal of, and premium and interest on, the Senior Notes, as well as the Company’s costs and expenses incurred in connection with the Term Loan Agreement, the Credit Agreement and the repurchase and redemption of the Senior Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2007
OMNOVA SOLUTIONS INC.

	By:	/s/ Kristine C. Syrvalin
	Name:	Kristine C. Syrvalin
	Title:	Secretary